EXHIBIT 10(b)

SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
2014 Base Salary. On February 18, 2014, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2014 base salaries of the executive officers who are expected to be named in the Summary Compensation Table of Sherwin-Williams’ 2014 Proxy Statement (the “Named Executive Officers”). The base salaries of the Named Executive Officers for 2014 are as follows: Christopher M. Connor, Chairman and Chief Executive Officer ($1,221,987); John G. Morikis, President and Chief Operating Officer ($853,580); Sean P. Hennessy, Senior Vice President - Finance and Chief Financial Officer ($643,786); Robert J. Davisson, President, Paint Stores Group ($528,112); and Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary ($515,008).
Annual Incentive Compensation to Be Earned in 2014. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2014 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Christopher M. Connor	0	125	250
John G. Morikis	0	75	150
Sean P. Hennessy	0	75	150
Robert J. Davisson	0	60	120
Catherine M. Kilbane	0	60	120